EXHIBIT 10.04
GLU MOBILE INC.
INTERIM CFO RETENTION AGREEMENT
     This Interim CFO Retention Agreement (the “Agreement”) is entered into effective as of May 9, 2008 (the “Effective Date”), by and between Eric R. Ludwig (the “Employee”) and Glu Mobile Inc. (the “Company”).
RECITALS
     A. The Employee has agreed to serve as the Company’s Interim Chief Financial Officer during the Company’s search for a Permanent Chief Financial Officer (as defined below) and to remain employed through the Post Appointment Period (as defined below).
     B. The Board of Directors of the Company (the “Board”) believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment through the Post Appointment Period.
     C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company through the Post Appointment Period, the Board believes that it is important to provide the Employee with certain severance benefits upon the Employee’s termination of employment during the Post Appointment Period.
AGREEMENT
     In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:
     1. Definitions. Unless otherwise defined elsewhere herein, the following terms referred to in this Agreement shall have the following meanings:
          (a) “Cause” means (i) the Employee’s committing of an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects the Company or any of the Company’s customers, suppliers or partners, (ii) his or her personal dishonesty, willful misconduct in the performance of services for the Company, or breach of fiduciary duty involving personal profit, (iii) his or her being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that the Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, the Company, including the Company’s public reputation, (iv) any material breach of any agreement with the Company by him or her that remains uncured for thirty (30) days after written notice by the Company to him or her, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of the Company’s confidential information or trade secrets involving personal benefit or (v) his or her failure to follow the lawful directions of the Board or, if he or she is not the chief executive officer, the lawful directions of the chief executive officer, in the scope of his or her employment unless he or she reasonably believes in good faith that these directions are not lawful and notifies the Board or chief executive officer, as the case may be, of the reasons for his or her belief. For the avoidance of doubt, a termination without Cause shall not include a termination of employment for death or Permanent Disability.
          (b) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
          (c) “Permanent Chief Financial Officer” means an individual appointed by the Board as the Company’s chief financial officer in an-other-than-interim capacity, irrespective of whether the Employee is such person.
          (d) “Permanent Disability” has the meaning set forth in Section 22(e) of the Code.
          (e) “Post Appointment Period” means the six (6) month period beginning on the date an individual other than the Employee commences employment with the Company as its Permanent Chief Financial Officer.
          (f) “Termination Date” shall mean the effective date of any notice of termination delivered by one party to the other hereunder.
     2. Term of Agreement. This Agreement shall terminate upon completion of the Post Appointment Period or, if earlier, (i) on the date the Employee is appointed by the Board to serve as the Company’s Permanent Chief Financial Officer or (ii) on the date the Employee is no longer employed by the Company, provided that all obligations of the parties hereto under this Agreement have been satisfied.
     3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is, and shall continue to be, at-will.
     4. Bonus. Provided the Employee has been continuously employed by the Company through the commencement of service of a Permanent Chief Financial Officer, the Employee will receive a one time bonus payment (the “Bonus”) equal to the product of (A) $30,000 multiplied by (B) a fraction, the numerator of which is the number of calendar days (commencing with the Effective Date) that the Employee has been employed by the Company as Interim Chief Financial Officer (ending on the date that a Permanent Chief Financial Officer commences service) and the denominator of which is 365 days. The Bonus will be paid during the Company’s next regular payroll period following the commencement of service of a Permanent Chief Financial Officer. Should the Employee’s employment with the Company terminate for any reason prior to the commencement of service of a Permanent Chief Financial Officer, the Employee shall have no right or entitlement to payment of the Bonus, and no amount of the Bonus shall be paid.

     5. Severance Benefits.
          (a) Termination During the Post Appointment Period. If either (i) the Employee’s employment with the Company is terminated by the Company without Cause at any time during the Post Appointment Period or (ii) the Employee continues his employment through completion of the Post Appointment Period and, prior to completion of the Post Appointment Period, has provided the Company with at least thirty (30) days advance written notice of his termination employment with the Company, the Employee shall, after the execution and non-revocation (to the extent permitted by applicable law) of a release of claims in favor of the Company (the release of which shall not include any release of claims pursuant to which the Employee is entitled to indemnification with respect to thereof) (the “Release”), be entitled to the following severance benefits (which shall be payable as soon as is administratively practicable following the expiration of any revocation period applicable to the Release, and subject to the time limitations set forth in Section 6):
               (i) six (6) months of the Employee’s then-current annual base salary, payable in a lump sum;
               (ii) in addition to the shares that are vested and exercisable as of the Termination Date in accordance with each equity grant that was granted by the Company to the Employee prior to the Termination Date, each such grant shall become vested and exercisable as to an additional number of shares equal to those shares which would have vested as of the one (1) year anniversary of the Termination Date, up to the maximum number of shares subject to each such grant; and
               (iii) until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA (as defined below), or (ii) six (6) months from the Termination Date, the Company shall reimburse Employee for continuation coverage pursuant to COBRA (as defined below) as was in effect for the Employee (and any eligible dependents) on the day immediately preceding the Termination Date; provided, that (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code, and (ii) the Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
     Notwithstanding the foregoing, if (a) during the period beginning on the Effective Date and ending upon completion of the Post Appointment Period, there occurs a Change of Control (as defined under the Change of Control and Severance Agreement, as defined below) and a termination of Employee’s service with the Company pursuant to which the Employee becomes entitled to the payments and benefits provided under the Change of Control Severance Agreement by and between the Company and the Employee dated January 31, 2007 (the “Change of Control and Severance Agreement”), then the Employee will not be entitled to the payments and benefits set forth in this Section 5(a) and will instead receive those payments and benefits set forth under the Change of Control and Severance Agreement, or (b) the Employee is appointed by the Board to serve, and commences employment, as the Company’s Permanent Chief Financial Officer, then the Employee will not be entitled to the payments and benefits set forth in this Section 5(a).

          (b) Other Terminations During the Post Appointment Period. If the Employee’s employment is terminated by reason of the Employee’s death or Permanent Disability during the Post Appointment period, then the Employee shall not be entitled to receive any acceleration, severance or other benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company’s then-existing severance and benefits plans and policies at the time of such termination. If the Employee’s employment is terminated by the Company for Cause or by the Employee’s voluntary resignation (other than pursuant to the terms and conditions of Section 5(a)(ii) above), then the Employee shall not be entitled to receive any acceleration, severance or other benefits pursuant to this Agreement, nor will the Employee be eligible for any other Company severance benefits.
          (c) Termination Following the Post Appointment Period. If Employee’s employment with the Company terminates for any reason (including a termination without Cause) at any time following the Post Appointment Period, then the Employee shall not be entitled to receive any acceleration, severance or other termination benefits pursuant to this Agreement, but may be eligible for those benefits (if any) as may then be established under the Company’s then-existing severance and benefits plans and policies at the time of such termination.
          (d) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the Termination Date; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the Termination Date and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly and within the period of time mandated by law.
     6. Payment Timing. Any termination of Employee’s employment with the Company under this Agreement is intended to be a “separation of service”, as that term is defined under Section 409A-1(h) of the Code. Cash payments under this Agreement will be made no later than the 15th day of the third (3rd) month of the calendar year following the calendar year in which the Employee’s right to the payment is earned.
     7. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession, unless otherwise agreed upon in writing by the Employee and such successor. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets.
          (b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this

Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     8. Notices.
          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance claimed to provide a basis for termination under the provision so indicated shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.
     9. Arbitration. The parties agree that any controversy or claim arising out of, or relating to, this Agreement, or the breach hereof, shall be submitted to the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with the AAA’s National Rules for the Resolution of Employment Disputes (the “Rules”). The arbitration proceedings will allow for discovery according to the Rules. All arbitration proceedings shall be conducted in Santa Clara County, California.
     10. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by both the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision, or of the same condition or provision at another time.
          (c) Integration. This Agreement and any outstanding equity agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein regarding severance and acceleration benefits and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, except for the Change of Control and Severance Agreement.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	GLU MOBILE INC.
	By:	/s/ L. Gregory Ballard
L. Gregory Ballard
President and Chief Executive Officer

EMPLOYEE:	/s/ Eric R. Ludwig
Eric R. Ludwig